                                                                   Exhibit (d)41

Form of Interim Sub-Investment Management Agreement International Opportunities B Fund (formerly known as "International Equity Fund")

                                    INTERIM
                      SUB-INVESTMENT MANAGEMENT AGREEMENT


   AGREEMENT made as of the 1st day of May, 2002 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), T. Rowe Price International, Inc., a Maryland corporation ("Price International"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

   WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

   WHEREAS, JHLICO and Price International are each engaged in the business of rendering investment advice under the Investment Adviser Act of 1940; and

   WHEREAS, the Trust is authorized to issue shares of capital stock in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

   WHEREAS, the Trust offers shares in several series, one of which is designated as the International Opportunities B Fund ("Fund," previously known as the "International Equity Fund"), each of which pursues its investment objectives through separate investment policies; and

   WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of July 28, 1999 (the "Investment Management Agreement"), pursuant to which it may contract with Price International as a sub-manager as provided for herein;

   NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF SUB-MANAGER

   (a) Appointment as Investment Adviser and Manager. Price International is hereby appointed and Price International hereby accepts the appointment to act as investment adviser and manager to the Fund for the period and on the terms herein set forth, for the compensation herein provided.

   (b) Incumbency Certificates. Price International shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of a senior officer of Price International setting forth (by name and title, and including specimen signatures) those officers of Price International who are authorized to make investment decisions for the Fund pursuant to the provisions of this Agreement. Price International shall promptly provide supplemental incumbency certificates, as needed, to reflect all changes with respect to such authorized officers for the Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Fund to accept instructions with respect to the Fund from the officers of Price International so named.

   (c) Independent Contractor. Price International shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

   (d) Price International's Representations. Price International represents, warrants and agrees (i) that it is registered as an investment adviser under the Investment Adviser Act of 1940, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the senior management or ownership of Price International, or of any change in the identity of the personnel who manage the Fund, (iv) that it has adopted a code of ethics complying with the requirements of Rule 17j-1 of the Securities and Exchange Commission (the "SEC") under the 1940 Act and has provided true and complete copies of such code to the Trust and to JHLICO, and has adopted procedures designed to prevent violations of such code, and (v) that it has furnished the Trust and JHLICO each with a copy of Price International's Form ADV, as most recently filed with the SEC, and will promptly furnish copies of each future amendment thereto.

2.  PROVISION OF INVESTMENT MANAGEMENT SERVICES.

   Price International will provide for the Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund, as established by the Trust and JHLICO. From time to time, the Board of Trustees of the Trust may provide Price International with additional or amended investment policies, guidelines and restrictions. Price International, as sub-manager, will manage the investment and reinvestment of the assets in the Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to Price International in writing by JHLICO or the Trust from time to time). By its signature below, Price International acknowledges receipt of a copy of the Trust's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.


Price International will, at its own expense:

   (a) advise the Trust in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Fund and, upon request, furnish the Trust with research, economic and statistical data in connection with the Fund's investments and investment policies;

   (b) submit such reports and information as JHLICO or the Trust's Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Fund to the extent such securities are not otherwise priceable using an approved pricing service;

   (c) place orders for purchases and sales of portfolio investments for the Fund;

   (d) give instructions to the Fund's custodian concerning the delivery of securities and transfer of cash for the Fund in connection with the settlement of trades;

   (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;

   (f) each business day, provide JHLICO with a written daily statement of the transactions effected for the Fund on the previous business day;

   (g) as soon as practicable following the end of each calendar month, provide JHLICO with a summary listing of all investments held in the Fund as of the last day of the month, together with the average purchase price per unit of each investment and such other information as JHLICO may reasonably request; and

   (h) absent specific instructions to the contrary provided to it by JHLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Fund in accordance with Price International's proxy voting policy as most recently provided to JHLICO.

   The Trust and JHLICO will provide timely information to Price International regarding such matters as purchases and redemptions of shares in the Fund and the cash requirements of, and cash available for investment in, the Portfolio. JHLICO will timely provide Price International with copies of monthly accounting statements for the Fund, and such other information (including, without limitation, reports concerning the classification of Portfolio securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulation
Section 1.817) as may be reasonably necessary or appropriate in order for Price International to perform its responsibilities hereunder. Price International will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Fund, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose. Price International will also make such personnel as it deems appropriate available in Boston or other reasonable locations as often as quarterly to discuss the Fund and Price International' management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may reasonably request.

3. ALLOCATION OF EXPENSES.

   Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

   (a) brokerage commissions for transactions in the portfolio investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

   (b)  custodian fees and expenses;

   (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

   (d)  interest payable on the Trust's borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4. SUB-ADVISORY FEES.

   For all of the services rendered with respect to the Fund as herein provided, JHLICO shall pay to Price International a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets of the Fund, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Fund's net assets as of the most recent preceding day for which the Fund's net assets were computed.


5. PORTFOLIO TRANSACTIONS.

   In connection with the investment and reinvestment of the assets of the Fund, Price International is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and to use reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for the Fund. Price International shall maintain records adequate to demonstrate compliance with this requirement. Price International shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to Price International, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Price International shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

   Price International will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of the Fund.

6. OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

   The Trust shall own and control all records maintained hereunder by Price International on the Trust's behalf and, in the event of termination of this Agreement with respect to the Fund for any reason, all records relating to the Fund shall be promptly returned to the Trust, free from any claim or retention of rights by Price International, provided that (subject to the last paragraph of this Section 6) Price International may retain copies of such records. Price International also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust. Price International further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2. Price International also agrees to supply all information in its possession required by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with. Price International shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding the investments in the Fund which is reasonably required by them and reasonably available to Price International, provided that Price International shall not be required to incur any additional expense in connection therewith.

   Price International shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

7. LIABILITY; STANDARD OF CARE.

   No provision of this Agreement shall be deemed to protect Price International or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance his duties or the reckless disregard of his obligations and duties. Price International shall employ only qualified personnel to manage the Fund; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Fund (subject to the receipt of and based upon the information contained in periodic reports from JHLICO or the custodian concerning the classification of Portfolio securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations to Section 1.817-5(b). However, Price International shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

JHLICO agrees to hold harmless Price International, its directors and officers and each person if any, who controls Price International within the meaning of
Section 15 of the Securities Act of 1933, as amended, from and against any and all losses, claims, damages liabilities and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or based upon (a) the failure of the Trust's Registration Statement, including the prospectus and statement of additional information, or any amendment or supplement thereto, any preliminary prospectus, any other written communication with investors or any other submission to governmental bodies or self-regulatory bodies filed on or subsequent to the date of this Agreement (collectively, the "Disclosure Documents") to comply with the requirements of applicable federal and state securities, insurance or other laws; (b) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document; or (c) any omission or alleged omission in any Disclosure Document to state a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as such losses, claims damages, liabilities and expenses arise out of or are based upon any such statement or omission which is in turn based upon information furnished in writing to JHLICO or the Trust by Price International and which Price International was informed or otherwise knew was to be used in the Disclosure Document.

8. DURATION AND TERMINATION OF THIS AGREEMENT.

   (a) Duration. This Agreement shall become effective on the date hereof and, unless terminated as herein provided, shall remain in full force and effect until the earlier of (i) 150 days from the date hereof; (ii) the date a superseding agreement which has been approved by vote of a majority of the outstanding voting shares of the Fund becomes effective; or (iii) such other time as may be mutually agreed to by the parties hereto.

   The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

   (b) Termination. The Trust may terminate this Agreement at any time, without payment of any penalty, pursuant to a vote of the trustees of the Trust or a vote of a majority of the outstanding shares of the Fund, by giving written notice thereof to Price International and to JHLICO. Any such termination shall be effective as of the later of the date specified in such notice or the date such notice is delivered to Price International. Price International may terminate this Agreement with respect to the Fund on at least sixty (60) days' prior written notice delivered to the Trust and to JHLICO. JHLICO may terminate this Agreement with respect to any Fund on at least sixty (60) days' prior written notice delivered to the Trust and to Price International.

   (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (other than as permitted in Section 15) or if the Investment Management Agreement is terminated.

9.  SERVICES NOT EXCLUSIVE; USE OF PRICE INTERNATIONAL'S NAME AND LOGO.

   The services of Price International to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Price International and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

   During the term of this Agreement, and subject to a separate agreement among JHLICO, the Trust and Price International, JHLICO and the Trust shall have the non-exclusive, non-transferable right to use Price International's name and logo in all materials relating to the Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to distribution of any materials which refer to Price International, JHLICO shall consult with Price International and shall furnish to Price International a copy of such materials. Price International agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if Price International reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are used.

10.  AVOIDANCE OF INCONSISTENT POSITION.

   In connection with the purchase and sale of portfolio securities of the Fund, Price International and its directors, officers and employees will not act as principal. Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Fund with those for other registered investment companies and separately managed accounts managed by Price International or its affiliates, if orders are allocated in a manner deemed equitable by Price International among the accounts and at a price approximately averaged.

11.  AMENDMENT.

   No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to the Fund until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of the Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY.

   It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

13.  NOTICES

   Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

       Price International:  T. Rowe Price International, Inc.
                             100 East Pratt Street
                             Baltimore, MD  21202
                             Attention: John H. Cammack
                             Fax #: (410) 345-3618

            cc:              Henry H. Hopkins, Esq.
                             T. Rowe Price Associates, Inc.
                             100 East Pratt Street
                             Baltimore, MD 21202
                             Fax #: (410) 345-6575

            JHLICO:          John Hancock  Life Insurance Company
                             200 Clarendon Street
                             P.O. Box 111
                             Boston, MA  02117
                             Attention: Raymond F. Skiba
                             Fax #: (617) 572-4953


            TRUST:           John Hancock Variable Series Trust I
                             200 Clarendon Street
                             P.O. Box 111
                             Boston, MA  02117
                             Attention: Raymond F. Skiba
                             Fax #: (617) 572-4953

14.  GOVERNING LAW.

   This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

15.  ASSIGNMENT.

   This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.


16.  COUNTERPARTS.

   This Agreement may be executed in counterparts, each when taken together shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

   ATTEST:                           JOHN HANCOCK VARIABLE SERIES
                                     TRUST I


   _____________________________     By:__________________________________

                                     Title: Chairman

  ATTEST:                            JOHN HANCOCK LIFE INSURANCE COMPANY


  _______________________________    By:__________________________________

                                     Title: Vice President

  ATTEST:                            T. ROWE PRICE INTERNATIONAL, INC.


  ________________________________   By:__________________________________

                                     Title: Vice President

                                  SCHEDULE I

                                     FEES
                                     ----

Current Net Assets Under Management       Sub-Advisory Fee
-----------------------------------       ----------------

On the first $ 50 million                 60 basis points (0.60%) per annum
On the next $150 million                  55 basis points (0.55%) per annum
On Amounts over $250 million              50 basis points (0.50%) per annum